[BDO Letterhead]








April 9,  2001


Securities  and  Exchange  Commission
450  Fifth  Street  N.W.
Washington,  D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K/A dated April 9, 2001 for the event that occurred on March 20, 2001, to be filed by our former client, YOUTICKET.COM, INC. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very  truly  yours,

/s/   BDO  Seidman,  LLP

BDO  Seidman,  LLP